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                                                           EXHIBIT 20.04
[GATEFIELD LOGO]

                                                           NEWS RELEASE

                                FOR IMMEDIATE RELEASE

CONTACT INFORMATION:
Charleen Locke
GateField Corporation
(510) 623-4451
char@gatefield.com

         SIEMENS AND GATEFIELD ENGAGE IN LONG-TERM STRATEGIC PARTNERSHIP

    COMPANIES JOIN FORCES TO PROVIDE REVOLUTIONARY SOLUTION TO SATISFY FUTURE
      SYSTEM LEVEL INTEGRATION AND PROGRAMMABLE LOGIC DEVICE CUSTOMER NEEDS


MUENCHEN, GERMANY AND FREMONT, CALIF. USA-- NOVEMBER 3, 1997 -- Siemens Semiconductors and GateField Corporation (OTC:GATE) announced today that they have engaged in a long-term strategic partnership. In a first step, Siemens has licensed GateField's non-volatile and reprogrammable ProASIC-TM-technology to be embedded into their system level integration (SLI) products and GateField gains access to Siemens' leading edge 0.25 micron (MU) FLASH technology. The combination of this process technology and the innovative ProASIC architecture will allow Siemens to create reprogrammable and reconfigurable system-on-a-chip solutions that will improve time-to-market and time-to-volume standards. It will enable GateField to introduce products during 1998 that will set a new industry benchmark for high density, performance, and price per usable gate for programmable logic devices (PLDs).

    "Integration of the embedded ProASIC technology is an essential step of our product and system integration strategy," said Dr. Franz Neppl, president of Siemens' Dataprocessing and Control Product Division. "It gives our customers the capabilities of fast and early prototyping, of cost- and time-efficient tailoring of products to their specific requirements, or of quickly building their own IC-solution for their systems around our cores. Working with the GateField team has been very efficient, and I look forward to further expanding our cooperation."

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                                GATEFIELD CORPORATION
    47100 Bayside Parkway - Fremont, CA  94538-9942 - (800) 818-5052 -
                         (510) 249-5757 - FAX (510) 623-4484
                       gfinfo@gatefield.com - www.gatefield.com


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SIEMENS AND GATEFIELD ENGAGE IN LONG-TERM STRATEGIC PARTNERSHIP      Page 2
November 3, 1997

    "We are very pleased to have such a capable and competent partner as Siemens," added Dr. Jim Fiebiger, president and CEO of GateField Corporation. "We have found the Siemens team to be very good to work with. The very thorough due diligence by their top notch scientists and product development people, resulting in their choice of GateField, validates our technology and underscores its superiority and sustainable competitive advantage over conventional PLD solutions. This partnership dramatically accelerates GateField's ProASIC technology roadmap. We are competitive today with our current ProASIC product offering in 0.6micron technology, but being able to leapfrog three process generations into 0.25micron FLASH technology will put GateField in a leadership position by the second half of 1998."

    As integrated circuits have become very complex and NRE (non recurring engineering) charges approach several hundred thousands of dollars, semiconductor companies are looking for solutions to accommodate design changes and customer adaptations in system level integration devices without expensive silicon re-spins. In addition, ASIC suppliers do not want to supply ASICs which have volumes less than 5,000 to 10,000 units, since this is an unprofitable business for them.

    "System-level ASICs are the fastest growing ASIC market with estimated sales of $4 billion in 1997 growing to over $15 billion by the end of the decade," said Bryan Lewis, director and principal ASIC analyst for Dataquest. "Embedded reprogrammability is a clear strategic advantage for Siemens in targeted SLI markets. GateField gets access to advanced manufacturing, as well as solid financial backing."

    One of the key success factors for system level integration is an efficient system design methodology, generally based on the standard ASIC high level design flow, that allows the designer to seamlessly combine the re-use of functional blocks or intellectual property (IP) and the design of standard cell and embedded reprogrammable logic in an ASIC or ASSP (application specific standard part).

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SIEMENS AND GATEFIELD ENGAGE IN LONG-TERM STRATEGIC PARTNERSHIP      Page 3
November 3, 1997

    "Embedded ProASIC field programmability will be available to our customers by the end of 1998 within an integrated design environment offered through our Customer Service Organization," stated Michael Strafner, vice president of Siemens' Semicustom & Tools department. "This technology significantly broadens our offering of standard cell library, memory blocks and the rich portfolio of our cores and functional blocks for efficient system integration on silicon."

    The agreement grants Siemens a non-exclusive license to GateField's embedded ProASIC technology (ProSLI-TM-) and Technology Integration Services, in consideration for a licensing fee paid to GateField. Siemens has expressed a strong interest for further investment in GateField and has been granted a five (5) year stock warrant -- pending shareholder approval -- to purchase up to 9.9% of the Company's outstanding common stock over a period of 18 months.

    "This agreement is a key milestone for GateField's business development," commented Peter G. Feist, GateField's vice president of marketing. "The validation, support and backing of Siemens Semiconductors, a $3 billion, world-class electronic corporation, combined with the recent transition of our company into GateField Corporation as a focused fabless semiconductor company is a tremendous credibility boost for our existing customer and prospective customer base. GateField is positioned to redefine the programmable logic business and to create a paradigm shift in density, price and performance."

    The next step in this long-term strategic partnership is to extend this alliance into co-development of ProASIC devices with embedded Siemens' IP cores, enabling GateField and Siemens to address specific vertical market applications.

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SIEMENS AND GATEFIELD ENGAGE IN LONG-TERM STRATEGIC PARTNERSHIP      Page 4
November 3, 1997

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new product introductions and technological changes, the Company's dependence upon third party suppliers, intellectual property rights and other risks detailed from time-to-time in the Company's periodic reports filed with the Securities and Exchange Commission.

SIEMENS AG, SEMICONDUCTOR GROUP achieved annual sales of $3.1 billion in fiscal 1996 and employs over 19,000 people around the globe. It is a leading supplier of integrated circuits for fast-growing telecommunications, automotive and chipcard markets. The comprehensive product lines of Siemens Semiconductors also serve a wide range of customers in consumer electronics, data processing and automation. The company's product portfolio includes memory products, and discrete, power and opto semiconductors.

GATEFIELD CORPORATION (OTC:GATE) developed the revolutionary, patented flash-based field programmable gate array technology and architecture upon which its ProASIC family of high gate count, non-volatile, reprogrammable products are built. Headquarters is based at 47100 Bayside Parkway, Fremont, CA 94538-9942. Call 800-818-8052 or 510-249-5757 or access world-wide-web at
http://www.gatefield.com.

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GateField, ProASIC, and ProSLI are trademarks of GateField Corporation.  All other trademarks are held by their respective owners.